UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2015
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On April 14, 2015, Delek US Holdings, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “SPA”) with Alon Israel Oil Company, Ltd. (“Alon Israel”), providing for the Company’s acquisition of approximately 33.7 million shares of Alon USA Energy, Inc. (NYSE: ALJ) ("Alon USA") common stock currently owned by Alon Israel. The shares of Alon USA common stock to be purchased by the Company from Alon Israel (the "ALJ Shares") represent an equity interest in Alon USA of approximately 48 percent.

The Company has agreed to acquire the ALJ Shares for the following combination of cash, stock and seller-financed debt:

(a)	The Company will issue to Alon Israel 6,000,000 restricted shares of the Company's common stock, par value $0.01 per share (the "DK Shares");

(b)
The Company will issue an unsecured $145.0 million term promissory note payable to Alon Israel that will bear interest prior to default at a rate of 5.5% per annum and require five annual principal amortization payments of $25.0 million beginning in January 2016 followed by a final principal amortization payment of $20.0 million at maturity in January 2021; and

(c)	The Company will pay Alon Israel $200.0 million in cash at closing that is expected to be funded with a combination of cash on hand and borrowings on new or existing credit facilities.

In addition, the Company will issue to Alon Israel an additional 200,000 restricted shares of the Company's common stock, par value $0.01 per share, if, within two years of the closing of the transaction, the closing price of the Company's common stock is greater than $50.00 per share for at least 30 consecutive trading days.

The closing of the transactions contemplated by the SPA are subject to certain conditions, including, the replacement of Alon Israel representatives on the Alon USA board of directors with representatives acceptable to the Company, the receipt of required governmental and other third party approvals (or the termination or expiration of applicable waiting periods), the continued applicability of the Alon USA board of directors' prior approval of the transaction under Section 203 of the Delaware General Corporation Law and other customary closing conditions.

The SPA may be terminated under several circumstances, including by mutual agreement, or by the Company or Alon Israel if the transaction has not closed or the closing conditions to be satisfied by the other party are incapable of being satisfied on or before August 14, 2015.

A copy of the press release announcing the execution of the SPA is attached as Exhibit 99.1.

Item 3.02    Unregistered Sales of Equity Securities

Upon the closing of the transactions contemplated by the SPA, the DK Shares will be issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act") and/or Regulation D under the Securities Act. The offering of such shares was not conducted in connection with a public offering and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering. Under the terms of the SPA, the DK Shares (a) will be subject to customary restrictions on transfer for 180 days following the closing of the transaction, (b) will be subject to a right of first offer in favor of the Company for five years following the closing of the transaction and (c) will be accompanied by customary registration rights. Item 1.01 of this Form 8-K contains a more detailed description of the issuance of the DK Shares and is incorporated by reference into this Item 3.02.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

99.1	Press release of Delek US Holdings, Inc. issued April 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2015	DELEK US HOLDINGS, INC.

/s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP / Chief Financial Officer

EXHIBIT INDEX

Exhibit No.    Description

99.1	Press release of Delek US Holdings, Inc. issued April 14, 2015.